                                                                    EXHIBIT 99.1

                                    Contact: Arthur Newman
                                             Chief Financial Officer
                                             (615) 301-3178
                                             art.newman@healthstream.com

                                             Media
                                             Mollie Elizabeth Condra
                                             Communications & Investor Relations
                                             (615) 301-3237
                                             mollie.condra@healthstream.com


               HEALTHSTREAM ANNOUNCES SECOND QUARTER 2004 RESULTS

HIGHLIGHTS:

         o Revenues of $4.7 million in second quarter 2004, comparable to second quarter 2003

         o Net loss of $0.5 million, a $0.5 million improvement (48%) over same quarter in 2003

         o EBITDA improves by $190,000 (73%) to a loss of $69,000, with cash and investments of $16.9 million at quarter end

         o 864,000 healthcare professional subscribers fully implemented on Internet-based learning network, up 4% from 831,000 in prior quarter

         o HospitalDirect contracted by two medical device customers during the second quarter

         o Tenet Healthcare signs contract for the HealthStream Learning Center and a separate contract for courseware maintenance services.

NASHVILLE, TENN. (JULY 27, 2004)--HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2004.

FINANCIAL RESULTS:

SECOND QUARTER 2004 COMPARED TO SECOND QUARTER 2003

Revenues for the second quarter of 2004 were $4.7 million, and were comparable to the second quarter of 2003. Revenue increases resulted primarily from continued growth in the subscriber base of our HealthStream Learning Center(TM), which represented $450,000, or a 24 percent increase in revenue, over the same quarter in 2003. This revenue increase was offset by declines in live event activities of $200,000 and lower maintenance fees related to our installed learning management products of $150,000. The portion of revenues derived from our Internet-based subscription products increased to 65 percent of revenues for the second quarter of 2004 from 56 percent during the same quarter in 2003.

Gross margins (which we define as revenues less cost of revenues divided by revenues) declined from approximately 66 percent for the second quarter of 2003 to 63 percent in the second quarter of 2004. This decline is primarily a result of personnel expenses associated with Competency Compass and HospitalDirect that were accounted for in product development expenses in 2003. Now that both products have been launched, these personnel costs are included in cost of revenues in 2004.

Net loss for the second quarter of 2004 was $0.5 million, or ($0.03) per share, compared to a net loss of $1.0 million, or ($0.05) per share, for the second quarter of 2003. The improvement in net loss over the prior year quarter resulted primarily from reduced amortization expense due to the expiration of estimated useful lives associated with certain acquisitions completed in 2000 and lower administrative personnel costs. Product development expense was lower than for the second quarter of 2003 due to the redesignation of personnel related to Competency Compass and HospitalDirect, as mentioned above.

EBITDA (which we define as earnings or loss before interest, taxes, depreciation, and amortization) improved to a loss of $69,000 for the second quarter of 2004, compared to a loss of $259,000 for the second quarter of 2003. This improvement is consistent with the factors mentioned above.

OTHER FINANCIAL INDICATORS

At June 30, 2004, the Company had cash, investments, and related interest receivable of $16.9 million, compared to $16.8 million at March 31, 2004. This increase is primarily the result of an advance payment from a live event customer for service fees and pass-through expenses, as well as repayment of a note receivable and receipt of cash from stock option exercises. Additionally, accounts receivable and unbilled receivables decreased approximately $0.6 million, consistent with improvement in days sales outstanding (DSO). These improvements were offset by capital and content expenditures of approximately $0.4 million and a decline in accounts payable and accrued liabilities during the second quarter of 2004.

DSO (which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) decreased from approximately 55 days for the first quarter of 2004 to approximately 49 days for the second quarter of 2004. The improvement is primarily a result of strong cash collections from our healthcare organization customer base.

HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE

Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby reducing organizational risks and improving patient safety.

At June 30, 2004, approximately 864,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center for training and education. This number was up from approximately 831,000 at the end of the first quarter of 2004. Revenue recognition commences when a contract is fully implemented. The total number of contracted subscribers at June 30, 2004 was approximately 997,000, up from approximately 875,000 at the end of the first quarter of 2004. "Contracted subscribers" include both those already implemented (864,000) and those in the process of implementation (133,000).

Among HealthStream's new customers contracted in the second quarter is Tenet Healthcare Corporation. Tenet adopted the HealthStream Learning Center for its hospitals, pursuant to an agreement extending through December 2005, with the option to renew for up to four annual renewal periods. Additionally, HealthStream will provide courseware maintenance services for Tenet's library of over 650 courses through May 2007, with the option to renew for up to four annual renewal periods. All of Tenet's hospital facilities have been fully implemented on the HealthStream Learning Center.

During the second quarter, HealthStream's Competency Compass, an online competency assessment and performance management solution for healthcare organizations, was contracted by three healthcare organizations, collectively representing approximately 2,040 users, with a total contract value, including implementation fees and product subscription, of approximately $137,000. Since its launch in June 2003, 14 healthcare organizations have contracted for Competency Compass, representing a cumulative total of approximately 10,300 users and approximately $700,000 of total contract value.

We continue to make progress with renewals associated with our HealthStream Learning Center customers. As discussed in prior quarters, we measure our renewal rates by both the number of customer accounts that are renewed and by the annual contract value renewed. During the second quarter of 2004, the account renewal rate was 65 percent and the annual contract value renewal rate was 88 percent. For the first half of 2004, our account renewal rate was 73 percent and the annual contract value renewal rate was 82 percent. During the first half of 2003, our account renewal rate was 87 percent and the annual contract value renewal rate was 73 percent.

PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE

HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

During the second quarter, HospitalDirect(TM) was selected by two medical device companies. HospitalDirect is our new software tool set that provides medical device companies a unique gateway into the nation's single largest network of hospitals on a common, online learning platform. Through HospitalDirect, just-in-time medical device refresher courses are available to clinical staff, providing updates of the latest advances in medical technology. To date, 11 medical device companies have contracted with HealthStream to train hospital-based healthcare professionals on, collectively, 18 devices, representing approximately $420,000 of total contract value.

In addition to HospitalDirect courses, HealthStream helps medical device companies reach hospital-based healthcare professionals through clinical education programs. In the second quarter, 8,634 hospital-based healthcare professionals utilized this learning solution. Clinical education programs are instructor-led continuing education activities directed by HealthStream that typically take place in acute-care hospitals. Since the start of 2002, approximately 90,000 healthcare professionals have participated in clinical education programs.

FINANCIAL EXPECTATIONS

Third quarter revenues are expected to approximate $5.0 to $5.2 million, an increase of approximately 15 to 20 percent over the same quarter during 2003, and an increase of $0.3 to $0.5 million over the second quarter of 2004. Growth is expected to result from the hospital-based business, primarily associated with the implementation of agreements with Tenet. We expect the pharmaceutical and medical device business during the third quarter of 2004 to be comparable with second quarter levels.

Gross margins are expected to remain comparable with second quarter results due to changes in product mix, while product development and sales and marketing expenses are expected to increase. Anticipated increases in product development and sales and marketing expenses are associated with the addition of incremental sales and development personnel during the third quarter. General and administrative expenses are expected to be comparable or slightly lower than second quarter results, while depreciation and amortization are both expected to increase as new equipment and feature enhancements are deployed. Net loss and EBITDA (which we define as earnings or loss before interest, taxes, depreciation and amortization) are expected to improve over the second quarter results.

We anticipate full year revenue growth will range from 10 to 13 percent, with continued improvement in net loss and positive EBITDA results.

Commenting on second quarter 2004 results, Robert A. Frist, Jr., chief executive officer, said, "Our increased 2004 revenue guidance is attributable to growth in our hospital customer base, which is now comprised of 997,000 contracted subscriptions to the HealthStream Learning Center. With the addition of several enterprise-class healthcare systems during the first half of this year--including Tenet Healthcare--we believe the gap continues to widen between HealthStream's market leadership and our competitors."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, chief financial officer, and Susan Brownie, vice president of finance and human resources, will be held on Wednesday, July 28, 2004 at 9:30 a.m.
(EDT). To listen to the conference, please dial 800-946-0719 (confirmation number: 782515) if you are calling within the domestic U.S. If you are an international caller, please dial 719-457-2645 (confirmation number: 782515). The conference may also be accessed online by going to http://www.healthstream.com/investors.htm for the simultaneous Webcast of the call, which will subsequently be available for replay.

ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 997,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)

                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          THREE MONTHS ENDED         SIX MONTHS ENDED
                                                JUNE 30,                 JUNE 30,
                                         ---------------------     ---------------------
                                           2004        2003          2004         2003
                                         --------     --------     --------     --------
Revenues                                 $  4,691     $  4,670     $  9,599     $  9,087

Operating expenses:
   Cost of revenues                         1,751        1,604        3,641        3,099
   Product development                        634          811        1,281        1,766
   Sales and marketing                      1,205        1,236        2,361        2,365
   Depreciation and amortization              505          857          992        1,754
   Other general and administrative         1,170        1,279        2,366        2,702
                                         --------     --------     --------     --------
      Total operating expenses              5,265        5,787       10,641       11,686

Operating loss                               (574)      (1,117)      (1,042)      (2,599)
   Other income, net                           45          106           94          229
                                         --------     --------     --------     --------
Net loss                                 $   (529)    $ (1,011)    $   (948)    $ (2,370)
                                         ========     ========     ========     ========

Net loss per share:
Net loss per share, basic and diluted    $  (0.03)    $  (0.05)    $  (0.05)    $  (0.12)
                                         ========     ========     ========     ========

Weighted average shares outstanding:
Basic and diluted                          20,581       20,361       20,514       20,334
                                         ========     ========     ========     ========

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


LOSS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION, EBITDA(1):

                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                      JUNE 30,              JUNE 30,
                                                 -----------------     -----------------
                                                 2004       2003       2004       2003
                                                 -----     -------     -----     -------
Net loss                                         $(529)    $(1,011)    $(948)    $(2,370)
Interest income                                    (48)       (109)     (103)       (238)
Interest expense                                     3           4         7           8
Income taxes                                        --          --        --          --
Depreciation and amortization                      505         857       992       1,754
                                                 -----     -------     -----     -------
Loss before interest, taxes, depreciation and
    amortization                                 $ (69)    $  (259)    $ (52)    $  (846)
                                                 =====     =======     =====     =======


(1) In order to better assess the Company's financial results, management believes that EBITDA is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net loss adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                       JUNE 30,     DECEMBER 31,
                                                                         2004         2003(1)
                                                                       --------     ------------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable      $ 16,911       $ 18,021
     Accounts and unbilled receivables, net(2)                            3,016          3,090
     Prepaid and other current assets                                     1,520          1,045
                                                                       --------       --------
          Total current assets                                           21,447         22,156

Property and equipment, net                                               2,139          2,003
Goodwill and intangible assets, net                                       3,639          3,817
Other assets                                                                165            423
                                                                       --------       --------
          Total assets                                                 $ 27,390       $ 28,399
                                                                       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                   $  2,123       $  2,742
     Deferred revenue                                                     3,447          3,059
     Current portion of long-term liabilities                                10             39
                                                                       --------       --------
          Total current liabilities                                       5,580          5,840

Long-term liabilities, net of current portion                                --              1
                                                                       --------       --------
          Total liabilities                                               5,580          5,841

Shareholders' equity:
     Common stock                                                        91,622         91,417
     Accumulated deficit and other comprehensive income                 (69,812)       (68,859)
                                                                       --------       --------
          Total shareholders' equity                                     21,810         22,558

          Total liabilities and shareholders' equity                   $ 27,390       $ 28,399
                                                                       ========       ========



(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2003.

(2) Includes unbilled receivables of $446 and $593 and other receivables of $38 and $14 at June 30, 2004 and December 31, 2003, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2004 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company's preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company's operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company's year-end financial and accounting procedures and other matters referenced in the Company's Annual Report in Form 10-K and referenced from time to time in the Company's other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.



                                #  #  #  #